Exhibit 99.1

PRESS RELEASE

For immediate release

Alimentation couche-tard AND CROSSAMERICA PARTNERS announce the closing of exchange of assetS

•	Alimentation Couche-Tard Inc. (“Couche-Tard”) has transferred to CrossAmerica Partners LP (“CrossAmerica”) U.S. wholesale fuel supply contracts covering 333 sites and 33 fee and leasehold properties
•	CrossAmerica has transferred to Couche-Tard its 17.5% limited partnership interest in CST Fuel Supply LP

Laval (Québec) Canada and Allentown, PA, United States, March 26, 2020 –  Alimentation Couche-Tard Inc. (TSX: ATD.A) (TSX: ATD.B) and CrossAmerica Partners LP (NYSE: CAPL) confirm today the closing of their asset exchange transaction that was originally announced on November 19, 2019.

As part of this transaction, Couche-Tard has transferred U.S. wholesale fuel supply contracts covering 333 sites and 33 fee and leasehold properties, as well as a cash payment of $13 million to CrossAmerica. In exchange, CrossAmerica has transferred its 17.5% limited partnership interest in CST Fuel Supply LP to Couche-Tard, which will now have 100% ownership of the entity.

Couche-Tard has retained its dealer sites in California and those operated through its RDK joint venture, as well as other strategic fuel wholesale assets across different parts of the country.

The exchange transaction was approved by the Conflicts Committee of the board of directors of CrossAmerica’s general partner. CrossAmerica will be filing a Form 8-K with the Securities and Exchange Commission providing additional details of the transaction.

About Alimentation Couche-Tard Inc.

Alimentation Couche-Tard Inc. is the leader in the Canadian convenience store industry. In the United States, it is the largest independent convenience store operator in terms of the number of company-operated stores. In Europe, Couche-Tard is a leader in convenience store and road transportation fuel retail in the Scandinavian countries (Norway, Sweden and Denmark), in the Baltic countries (Estonia, Latvia and Lithuania), as well as in Ireland, and has an important presence in Poland. For more information on Alimentation Couche-Tard Inc. or to consult its quarterly Consolidated Financial Statements and Management Discussion and Analysis, please visit: https://corpo.couche-tard.com.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases over 1,000 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contacts:

Investor relations:

Alimentation Couche-Tard Inc.: Jean Marc Ayas, Manager, Investor Relations

Tel: (450) 662-6632, ext. 4619

investor.relations@couche-tard.com

CrossAmerica Partners Investor relations contact: Randy Palmer

Tel: (210) 742-8316

rpalmer@caplp.com

Cautionary Statement Regarding Forward-Looking Statements

The statements set forth in this press release, which describes Couche-Tard’s objectives, projections, estimates, expectations or forecasts, may constitute forward‑looking statements within the meaning of securities legislation. Positive or negative verbs such as "believe”, “can”, “shall”, “intend”, “expect”, "estimate”, “assume” and other related expressions are used to identify such statements. Couche-Tard would like to point out that, by their very nature, forward-looking statements involve risks and uncertainties such that its results, or the measures it adopts, could differ materially from those indicated in or underlying these statements, or could have an impact on the degree of realization of a particular projection. Major factors that may lead to a material difference between Couche‑Tard’s actual results and the projections or expectations set forth in the forward-looking statements include the effects of the integration of acquired businesses and the ability to achieve projected synergies, fluctuations in margins on motor fuel sales, competition in the convenience store and retail motor fuel industries, exchange rate variations, and such other risks as described in detail from time to time in the reports filed by Couche-Tard with securities authorities in Canada and the United States. Unless otherwise required by applicable securities laws, Couche-Tard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking information in this release is based on information available as of the date of the release.

Statements contained in this release that state CrossAmerica’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. CrossAmerica undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.